UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 22, 2017

PRECIPIO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36439	91-1789357
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Science Park, New Haven, CT 06511

(Address of principal executive offices) (Zip Code)

(203) 787-7888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 22, 2017, Precipio, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (“Aegis”), relating to the issuance and sale of 6,000 units consisting of one share of the Company’s Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), which is convertible into 400 shares of common stock, par value $0.01 per share (“Common Stock”) at a conversion price of $2.50 per share, and one warrant to purchase up to 400 shares of Common Stock (the “Offering Warrants”) at a combined public offering price of $1,000 per unit. Pursuant to the Underwriting Agreement, the Company granted Aegis a 45-day option to purchase up to an additional 900 shares of Series B Preferred Stock and/or 360,000 additional Offering Warrants (the “Option”). The Series B Preferred Stock includes a beneficial ownership blocker but has no dividend rights (except to the extent dividends are also paid on the common stock). The securities comprising the units are immediately separable and will be issued separately.

The gross proceeds to the Company from the sale of the Series B Preferred Stock and Offering Warrants, before deducting the underwriting discount and other estimated offering expenses payable by the Company and assuming no exercise of the Offering Warrants, are expected to be $6.0 million assuming no exercise by Aegis of the Option, or $6.9 million if Aegis exercises the Option in full. The Company expects to use the net proceeds of the offering for general corporate purposes, including, but not limited to, growth of the Company’s sales force, progression of the Company’s product development, working capital and repayment of approximately $1.6 million of the principal amount of, together with interest on, certain of the Company’s outstanding promissory notes. The offering is expected to close on or before August 28, 2017, subject to the satisfaction of customary closing conditions.

The Series B Preferred Stock and Offering Warrants are being offered and sold pursuant to a base prospectus dated February 13, 2015 and a final prospectus supplement expected to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 23, 2017, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-201907) filed on February 6, 2015 and declared effective by the SEC on February 13, 2015.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Underwriting Agreement has been filed with this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The Company has agreed to issue to Aegis warrants (the “Underwriter Warrants”) to purchase a number of shares of Common Stock equal to 2.5% of the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock sold by the Company in the Offering, excluding any shares of Series B Preferred Stock sold in the Option. The Underwriter Warrants are exercisable for cash or on a cashless basis at a per share exercise price equal to $3.125, are exercisable beginning one year after the effective date of the offering and expiring on a date which is no more than five years from the effective date of the offering. The Underwriter Warrants provide for registration rights, including unlimited piggyback registration rights. The exercise price and number of shares of Common Stock issuable upon exercise of the Underwriter Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the exercise price or underlying shares will not be adjusted for issuances of shares of Common Stock at a price below the exercise price of the Underwriter Warrants.

In connection with the offering, the holders of the Company’s outstanding Series A Senior Convertible Preferred Stock (“Series A Preferred Stock”) have orally agreed to convert all of their shares of Series A Preferred Stock into an aggregate of 1,712,901 shares of Common Stock, at the existing conversion rate of one share of Common Stock for one share of Series A Preferred Stock, upon the closing of the offering. The Company has agreed to issue warrants to purchase shares of Common Stock to these holders as consideration for their election to convert their shares of Series A Preferred Stock into shares of Common Stock. Each holder who elects to convert such holder’s shares of Series A Preferred Stock into shares of Common Stock will receive, upon the closing of the offering, warrants to purchase a number of shares of Common Stock equal to 50% of the number of shares of Common Stock such holder will receive upon conversion of such holder’s Series A Preferred Stock (the “Conversion Warrants”).

The Conversion Warrants will have a per share exercise price of $10.00, are exercisable immediately and will expire five years from the date of issuance. The terms of the Conversion Warrants prohibit a holder from exercising its Conversion Warrants if doing so would result in such holder (together with its affiliates) beneficially owning more than 4.99% of the Company’s outstanding shares of Common Stock after giving effect to such exercise, provided that, at the election of a holder and notice to the Company, such beneficial ownership limitation may be increased to 9.99% of the Company’s outstanding shares of Common Stock after giving effect to such exercise. The Company does not plan to apply to list the Conversion Warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Upon the closing of the offering, approximately $800,000 of the Company’s convertible promissory notes will automatically convert into shares of Series A Preferred Stock at a conversion price of $3.736329 per share. The holders of such convertible promissory notes have agreed to convert such shares of Series A Preferred Stock into shares of Common Stock at the existing conversion rate of one share of Common Stock for one share of Series A Preferred Stock upon the closing of the offering. The Company has agreed to issue Conversion Warrants to these holders, on the same terms described above, as consideration for their election to convert their shares of Series A Preferred Stock into shares of Common Stock.

The Offering Warrants will have a per share exercise price of $3.00, are exercisable immediately and will expire five years from the date of issuance. The terms of the Offering Warrants prohibit a holder from exercising its Offering Warrants if doing so would result in such holder (together with its affiliates) beneficially owning more than 4.99% of the Company’s outstanding shares of Common Stock after giving effect to such exercise, provided that, at the election of a holder and notice to the Company, such beneficial ownership limitation may be increased to 9.99% of the Company’s outstanding shares of Common Stock after giving effect to such exercise. The Company does not plan to apply to list the Offering Warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system. The exercise price of the Offering Warrants may be adjusted for issuances of shares of, or options to purchase, Common Stock or securities convertible into Common Stock at a price below the exercise price of the Offering Warrants, subject to certain exceptions and in no event lower than $0.05.

The terms of the Series B Preferred Stock are set forth in the Certificate of Designation which is filed as Exhibit 3.1 hereto and incorporated by reference herein and which the Company expects to file with the Delaware Secretary of State prior to the closing of the offering. The Company does not intend to list the Series B Preferred Stock to be sold in this offering on any stock exchange.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, the Certificate of Designation for Series B Preferred Stock, the Offering Warrants, the Underwriter Warrants and the Conversion Warrants, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement, the Certificate of Designation for Series B Preferred Stock, the forms of Offering Warrant, Underwriter Warrant, the Conversion Warrants, that are filed as Exhibits 1.1, 3.1, 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

The legal opinion of Goodwin Procter LLP relating to the Common Stock being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On August 23, 2017, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of August 22, 2017, by and among Precipio, Inc. and the underwriters party thereto

3.1	Form of Certificate of Designation for Series B Preferred Stock

4.1	Form of Offering Warrant

4.2	Form of Underwriter Warrant

4.3	Form of Conversion Warrant

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release of Precipio, Inc. dated August 23, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIPIO, INC.

By:	/s/ Ilan Danieli
Name: Ilan Danieli
Title: Chief Executive Officer

Date: August 23, 2017

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